Exhibit 10.1
DISTRICT COURT
CLARK COUNTY, NEVADA

U.S. RARE EARTHS, INC. Plaintiff, v. H. DEWORTH WILLIAMS, an individual; EDWARD F. COWLE, an individual; GEOFF WILLIAMS, an individual; BLUE CAP DEVELOPMENT CORP. Defendants.	Case No.: A-12-668230-B Dept. No.: XIII

NOTICE OF PROPOSED SETTLEMENT,
SETTLEMENT HEARING, AND RIGHT TO APPEAR

IMPORTANT NOTICE
PLEASE READ CAREFULLY

TO:
ALL RECORD HOLDERS AND BENEFICIAL OWNERS OF STOCK OF U.S. RARE EARTHS, INC. (“USRE” OR THE “COMPANY”) OR THEIR LEGAL REPRESENTATIVES, HEIRS, SUCCESSORS IN INTEREST, ASSIGNS OR TRANSFEREES, IMMEDIATE OR REMOTE.

PLEASE READ THIS NOTICE CAREFULLY AND IN ITS ENTIRETY.  YOUR RIGHTS WILL BE AFFECTED BY THE LEGAL PROCEEDINGS IN THIS LITIGATION.  IF THE COURT APPROVES THE PROPOSED SETTLEMENT, YOU WILL BE FOREVER BARRED FROM CONTESTING THE FAIRNESS, REASONABLENESS AND ADEQUACY OF THE PROPOSED SETTLEMENT, OR FROM PURSUING THE SETTLED CLAIMS (DEFINED HEREIN).

IF YOU HELD OR CURRENTLY HOLD USRE STOCK FOR THE BENEFIT OF ANOTHER, PLEASE PROMPTLY TRANSMIT THIS DOCUMENT TO SUCH BENEFICIAL OWNER.

I.  PURPOSE OF NOTICE

The purpose of this Notice is to inform you of the proposed settlement of the above-captioned lawsuit (the “Action”) as provided for in the Settlement Agreement and General Release (the “Settlement”) entered into by parties to the Action, and to notify you of your right to participate in the final settlement hearing to be held on Thursday, May 23, 2013 at 9:00 a.m., or as soon thereafter as counsel may be heard, before the Eighth Judicial District Court, Regional Justice Center, 200 Lewis Avenue, Las Vegas, Nevada 89155 (the “Settlement Hearing”), to determine whether the Court should approve the Settlement as fair, reasonable, adequate and in the best interests of USRE and its stockholders and end this Action.

If the Court approves the Settlement, the parties will ask the Court at the Settlement Hearing to enter an Order and Final Judgment dismissing this Action with prejudice and on the merits.

THIS NOTICE IS NOT AND SHOULD NOT BE UNDERSTOOD AS AN EXPRESSION OF ANY OPINION OF THE COURT AS TO THE MERITS OF ANY OF THE CLAIMS OR DEFENSES RAISED BY ANY OF THE PARTIES.  THE FOLLOWING DESCRIPTION OF THE ACTION AND SUMMARY OF THE SETTLEMENT HAS BEEN PROVIDED BY THE PARTIES.  IT DOES NOT CONSTITUTE FINDINGS BY THE COURT.

II.  BACKGROUND AND DESCRIPTION OF THE LITIGATION

A.           The Nevada Lawsuit:

On August 24, 2012, certain shareholders and members of the Board of Directors of USRE filed a Written Consent of a Majority of Shareholders of USRE (the “Written Consent”) which purported to re-elect five existing members of the USRE Board of Directors (John Victor Lattimore Jr., H. Deworth Williams, Edward F. Cowle, Michael D. Parnell, and Harvey Kaye), while not re-electing three then-existing Board members (Daniel McGroarty, Greg Schifrin, and Kevin Cassidy), and without electing successors, thereby purporting to reduce the size of the USRE Board from nine (9) to five (5) members.

On September 12, 2012, USRE filed a Complaint in the Eighth Judicial District Court in Clark County, Nevada (U.S. Rare Earths, Inc. v. H. Deworth Williams, et al., Eighth  Judicial District Court, Clark County Nevada (Case No. A-12-668230-B) (“Nevada Action”) asserting claims for declaratory relief and breach of fiduciary duty and seeking, among other things, a declaration that Defendants’ purported Written Consent failed to comply with the Company’s By-laws and established Nevada law and therefore was invalid to effectively remove three members of the Board of Directors of USRE or otherwise reduce the size of the Board.

On October 22, 2012, following an October 11, 2012 hearing addressing USRE’s Motion for Preliminary Injunction and Defendants’ Cross-Motion for Preliminary Injunction, the Court issued a Decision and Order (“Order”) granting USRE’s Motion in part and indicating it was appointing a special master to address the validity of the August 23, 2012 Written Consent and, specifically, to: (1) identify those entitled to be considered Company shareholders and; (2) effectuate a shareholders’ meeting to vote on the proper composition of the USRE Board.  See October 22, 2012 Order Modifying Preliminary Injunction.  Nominations for proposed special masters were filed with the Court on November 2, 2012, and an Order Appointing Special Master was issued on November 29, 2012 naming Rew R. Goodenow, Esq., as Special Master.

On October 24, 2012, Defendants filed their Answer and Counterclaim for Direct and Derivative Relief.  In their Counterclaim, Defendants advanced several claims including direct claims seeking: (1) rescission of the August 22, 2011 Merger Agreement; and (2) injunctive and declaratory relief surrounding the purported validity of the August 23, 2012 Written Consent.  Defendants also asserted derivative claims, purportedly on the Company’s behalf, against certain of the Company’s officers and directors alleging, inter alia, breach of fiduciary duty.

On December 7, 2012, USRE filed a Motion to Dismiss Defendants’ Counterclaim for Direct and Derivative Relief based on Nev. R. Civ. P. 12(b)(6) and 23.1 for failure to state a claim upon which relief can be granted.  Defendants filed an Opposition to USRE’s Motion to Dismiss on January 3, 2013.  By agreement of the parties, and with Court approval, the hearing on USRE’s Motion to Dismiss Defendants’ Counterclaims was continued to March 21, 2013 so that they could further pursue settlement negotiations.  The Court also scheduled a status check for March 21, 2013 to follow up on the parties’ ongoing settlement negotiations.  On March 18, 2013, the parties notified the special master that the parties had reached a settlement in principle and were working on finalizing the final settlement documents.

B.           The Utah Lawsuit:

On September 14, 2012, two days after USRE filed the Nevada Lawsuit, H. Deworth Williams and Edward Cowle (“Petitioners”) filed a Petition in the Third Judicial District Court in Salt Lake County, Utah captioned, H. Deworth Williams and Edward F. Cowle v. U.S. Rare Earths, Inc., which was subsequently removed to the United States District Court for the District of Utah (Case No. 2:12-cv-00905).  Petitioners, both of whom are Defendants in the Nevada Lawsuit, are shareholders of USRE and had been directors of USRE.  The Amended Petition in the Utah Lawsuit seeks extraordinary relief in the form of an issuance of a writ of mandamus directing USRE to “immediately recognize” the validity of the Written Consent (as identified above) and the so-called “election” of five then-existing members of the USRE Board, thereby removing three Board members and reducing the size of the Board to five (5) members.

On October 10, 2012, USRE filed a Motion to Dismiss or, in the Alternative, to Stay Petitioners’ Verified Petition for Extraordinary Relief or for Issuance of a Writ of Mandamus (“Motion to Dismiss”). On October 24, Petitioners filed an Opposition to USRE’s Motion to Dismiss.  On October 30, 2012, the Court scheduled a hearing on USRE’s Motion to Dismiss for February 13, 2013, and subsequently rescheduled the hearing for June 4, 2013.  An Initial Pretrial Conference is currently scheduled for June 13, 2013.
While USRE and Defendants each believe their respective claims in the Nevada and Utah Lawsuits have merit, the parties (and their counsel) recognize and acknowledge the expense and length of continued proceedings and have taken into account the uncertain outcome and risk of such litigation, especially in complex actions such as the present matter, as well as the difficulties and delays inherent in such litigation.  Further, it has become clear that the ongoing litigation hampers and prevents USRE from the successful and positive pursuit of its business plans.  Accordingly, the parties believe that the Settlement confers substantial benefits upon USRE and is in the best interests of USRE, Defendants, and USRE Shareholders.

III.  SUMMARY OF THE SETTLEMENT

The Settlement Agreement and Release is comprised of the primary Settlement Agreement as well as a Stock Purchase Agreement and Voting Shareholder Agreement, both of which were executed in conjunction with the Settlement Agreement and are attached to the Settlement Agreement as Exhibits 1 and 2, respectively.  Under the terms of the Settlement, in consideration for the full settlement and release of all Claims (as defined in the Settlement), USRE releases and forever discharges Defendants and their officers, directors, employees, shareholders, stockholders, attorneys, tax advisors, agents, representatives, and assigns from the Claims.  Similarly, in consideration for the full settlement and release of all Claims, Defendants release and forever discharge USRE and its officers, directors, employees, shareholders, stockholders, attorneys, tax advisors, agents, representatives, and assigns from the Claims.

As a material and integral part of the Agreement, Defendants further specifically release and forever discharge USRE and its officers, directors, employees, shareholders, stockholders, attorneys, tax advisors, agents, representatives, and assigns as to:

(a)           the September 12, 2012, sale of an aggregate of 2,045,450 shares of the Company’s common stock to Lattimore Properties, Inc., a Texas company affiliated with John Victor Lattimore, Jr. for a total of $550,000 (five hundred fifty thousand dollars) at a price of $0.27 per share; and

(b)           the September 13, 2012, issuance of a Convertible Secured Promissory Note in the amount of $650,000 bearing interest at 5% per annum (“Note” or “Note Agreement”) entered into between USRE and Unique Materials, LLC (“Holder”), affiliated with John Victor Lattimore, Jr. (Chairman of USRE’s Board of Directors).

Defendants also agree to release and forever discharge any claim to any interest in the mining and exploration claims held by USRE, other than indirectly as common stockholders of USRE.

The Settlement Agreement also provides that subject and subsequent to a successful secondary or other cash-based stock offering or PIPE (private investment in public equity) transaction (or combination thereof) exceeding $6,000,000 (six million dollars) in proceeds at any time from now through December 31, 2015, USRE agrees:

(a)           Pursuant to the terms of the July 19, 2011, Agreement and Plan of Merger between Colorado Rare Earths, Inc., Seaglass Holding Corp. and U.S. Rare Earths, Inc. (Delaware), to assume and maintain the office lease of certain offices of USRE located in Salt Lake City, Utah, and USRE further agrees to pay the ongoing expenses associated with maintaining the lease and cost of operating the office in the amount of $6,000 per month;

(b)           To reimburse Defendant H. Deworth Williams for the reasonable business costs and expenses incurred and advanced by him for the benefit of USRE as provided in the July 19, 2011, Agreement and Plan of Merger between Colorado Rare Earths, Inc., Seaglass Holding Corp. and U.S. Rare Earths, Inc. (Delaware) for an amount not to exceed $145,000 total;

(c)           To reimburse Defendants for their costs and fees incurred in the Utah and Nevada Litigations in an amount not to exceed $150,000;

(d)           To use all reasonable efforts to retrieve or “claw back” at least 2.1 million shares of USRE common stock that was authorized to be issued on or about August 27, 2012, to certain individuals for non-cash consideration and future services; and

(e)           That Edward F. Cowle be employed as a senior level executive with the Company with an appropriate compensation package commensurate with that position to be decided by the Board of Directors.

The Settlement Agreement further provides that, independent of a successful secondary or other cash-based stock offering or PIPE transaction (or combination thereof) exceeding $6,000,000 (six million dollars) at any time throughout the calendar years 2013-2015 or at all, USRE further agrees:

(a)           That Kevin Cassidy and his firm, Logic International Consulting Group, LLC (“Logic”), including Logic’s affiliate Agincourt Capital, LLC (“Agincourt”), a FINRA registered broker-dealer, and James J. Cahill, Agincourt’s Managing Director and Registered Principal (“Cahill”), shall be compensated for their consulting services rendered to date and through the settlement of this litigation in the amount of three million (3,000,000) restricted shares and a Convertible Unsecured Promissory Note in the amount of $650,000 (six hundred fifty thousand dollars) convertible at one dollar ($1.00) per share of USRE common stock.  This, however, does not include the standard or customary compensation that Cahill may earn through Agincourt’s normal course of business as Logic’s affiliated broker-dealer.  Logic further agrees, following consultation with the USRE Board of Directors, to restructure its consulting services agreement with USRE in good faith;

(b)           That the Defendants have represented that they are principals in a private Idaho entity known as Thorium Energy, Inc. (formed in  2007) (“Thorium Energy”), which, in conjunction with other geologists and experts, has developed, and is developing, a proprietary process to extract, separate, process and handle the radioactive rare earths mining by-product known as thorium, widely considered to be a hazardous liability with regard to rare earths, and known to be existing in high proportion to rare earths at the Lemhi Pass.  If this process becomes viable, the remaining “heavy” rare earths mineralization in the Lemhi Pass properties currently owned and held by USRE would thus become more readily accessible and thereby, arguably more valuable.  Accordingly, USRE has agreed to give the Defendants and Thorium Energy a first right of refusal for ten (10) years from the date this Agreement is executed to contract with USRE in regard to its thorium on terms consistent with those as put forth by an independent third-party bidder, joint venturer or other commercial bidder to be determined by the parties at that time.  Further, USRE agrees to execute a confidentiality and non-compete agreement in this regard at such time as the Defendants’ process is so submitted and disclosed to USRE for this purpose;

(c)           That USRE issue to either:  (i) John Victor Lattimore, Jr.; (ii) Lattimore Properties, Inc., a Texas company affiliated with John Victor Lattimore, Jr.; or (iii) Unique Materials, LLC (“Holder”), affiliated with John Victor Lattimore, Jr. (at John Victor Lattimore, Jr.’s sole and absolute discretion), an option to purchase up to three million (3,000,000) shares of USRE common stock at $1.00 a share and upon other terms to be decided by the Board of Directors of USRE; and

(d)           That the Holder of the September 13, 2012 Convertible Secured Promissory Note (referenced in paragraph (b) on page 6 above) or any affiliate of it may not convert said Note or any other subsequent convertible note entered into with USRE to stock at less than one dollar ($1.00) per share.

In addition, Defendants agree that upon execution of the Settlement Agreement, any intellectual property, trademarks or the like (such as websites, web domains, internet sites), bearing the name or terms “U.S. Rare Earths,” or in any way referring to the mining and/or mineral claims and/or leases owned by USRE will be promptly disclosed and immediately conveyed to the Company.

IV.  REASONS FOR THE SETTLEMENT

In evaluating the Settlement, USRE and Defendants, and their respective counsel, have considered: (i) the substantial benefits to USRE and its shareholders from the Settlement, including the fact that the Settlement achieves a result unavailable in litigation; (ii) the desirability of permitting the Settlement to be consummated according to its terms; and (iii) the conclusion of USRE, Defendants, and their respective counsel that the terms and conditions of the Settlement are fair, reasonable and adequate and that it is in the best interests of USRE and its shareholders to settle the present Action as set forth herein.

The parties have vigorously denied, and continue to deny, any wrongdoing or liability with respect to all claims, events and transactions complained of in the present Action, deny that they (individually or collectively) engaged in any wrongdoing, and deny that they (individually or collectively) committed any violation of law or breached any fiduciary duties.  As part of the Settlement Agreement, USRE agrees to retract any allegations that previous board member, H. Deworth Williams or current board member, Edward F. Cowle, violated federal law or breached the Company’s Code of Ethics for participating in the August 23, 2012 Written Consent referenced above.  USRE, Defendants and their respective counsel consider it desirable that the Lawsuits be settled and dismissed on the merits and with prejudice in order to (i) avoid the substantial expense, inconvenience and distraction of continued litigation; (ii) dispose of burdensome and protracted litigation; and (iii) finally put to rest and terminate the Claims asserted in the present Action.
V.  SETTLEMENT HEARING

The Court has scheduled a Settlement Hearing which will be held on Thursday, May 23, 2013, at 9:00 a.m., or as soon thereafter as counsel may be heard, before the Eighth Judicial District Court, Regional Justice Center, 200 Lewis Avenue, Las Vegas, Nevada 89155, to:  (i) hear all argument in support of and in opposition to the motion to approve the Settlement; (ii) approve the Settlement as fair, reasonable and adequate and in the best interests of USRE and its shareholders; (iii) dismiss the present Action such that no plaintiff or shareholder of USRE could sue on the Claims again; and (iv) determine whether USRE, Defendants, and their respective counsel have adequately represented the interests of USRE and its shareholders.
The Court also has the right to approve the Settlement with or without modification, to enter an Order and Final Judgment.

VI.  RIGHT TO APPEAR AND OBJECT

Any shareholder of USRE who objects to:  (1) the Settlement; (2) the adequacy of representation by USRE and its counsel; (3) the dismissal of this Action; and/or (4) the judgments to be entered with respect thereto or who otherwise wishes to be heard, may appear in person or by their attorney at the Settlement Hearing; provided, however, that no person other than counsel for USRE and Defendants in the present Action shall be heard and no papers, briefs, pleadings or other documents submitted by any such person shall be received and considered by the Court (unless the Court in its discretion shall thereafter otherwise direct, upon application of such person and for good cause shown), unless not later than five (5) calendar days prior to the Settlement Hearing, a person wishing to appear and be heard files with the Clerk of the Court for the Eighth Judicial District Court in Clark County, Nevada: (a) a written notice of intention to appear; (b) a statement of such person’s objections to any matters before the Court; and (c) the grounds thereof or the reasons for such person’s desiring to appear and be heard, as well as documents or writings such person desires the Court to consider.  Also, on or before the date of filing such papers, such person must serve them upon the following counsel of record:

John A. Sten, Esq.
McDermott Will & Emery, LLP
28 State Street
Boston, Massachusetts 02109

TYLER R. ANDREWS, ESQ.
GREENBERG TRAURIG, LLP
3773 Howard Hughes Parkway
Suite 400 North
Las Vegas, Nevada 89169

Joe Laxague, Esq.
Cane Clark, LLP
3273 E. Warm Springs Rd.
Las Vegas, NV 89120
J. Michael Coombs, Esq.
MABEY & COOMBS, L.C.
3098 South Highland Drive, Suite 323
Salt Lake City, Utah 84106-6001

ANY SHAREHOLDER WHO DOES NOT OBJECT TO THE SETTLEMENT NEED NOT DO ANYTHING.

Unless the Court otherwise directs, no person will be entitled to object to the approval of the Settlement, the judgments to be entered in this Action, or may otherwise be heard, except by serving and filing written objections as described above.

Any person who fails to object in the manner prescribed above will be deemed to have waived the right to object (including the right to appeal) and will be forever barred from raising such objection in this or any other action or proceeding.

VII.  ORDER AND FINAL JUDGMENT OF THE COURT

If the Court determines that the Settlement, as provided for in the Settlement Agreement, is fair, reasonable, adequate and in the best interests of USRE and its shareholders, the parties will ask the Court to enter an Order and Final Judgment, which will, among other things:

1.           Approve the Settlement and adjudge the terms thereof to be fair, reasonable, adequate and in the best interests of USRE and its shareholders;

2.           Authorize and direct the performance of the Settlement in accordance with its terms and conditions; and

3.           Dismiss the present Action with prejudice on the merits.

IX.  NOTICE TO PERSONS OR ENTITIES HOLDING
OWNERSHIP ON BEHALF OF OTHERS

Brokerage firms, banks and/or other persons or entities who held shares of USRE stock for the benefit of others are directed promptly to send this Notice to all of their respective beneficial owners.  USRE will reimburse the record holders for the cost of forwarding this Notice to the beneficial owners.  If additional copies of the Notice are needed for forwarding to such beneficial owners, any requests for such additional copies may be made to USRE at the following address:

McDermott Will & Emery, LLP
28 State Street
Boston, Massachusetts 02019
Attn: John A. Sten, Esq.

In the alternative, record holders may forward the names and addresses of the shareholders to McDermott Will & Emery, LLP at the foregoing address who will cause the Notice to be sent.

XI.  SCOPE OF THIS NOTICE

This Notice is not all-inclusive.  The references in this Notice to the pleadings in this Action, the Settlement Agreement and other papers and proceedings are only summaries and do not purport to be comprehensive.  For the full details of the present Action, the Claims which have been asserted by the parties, and the terms and conditions of the Settlement, including a complete copy of the Settlement Agreement, please contact John A. Sten, Esq., or Jason Moreau, Esq.,  McDermott Will & Emery, LLP, 28 State Street, Boston, Massachusetts 02109.  Do not call the Court.

Dated:  April 24, 2013